Exhibit 99.1

Vera Bradley Public Relations:

Mediacontact@verabradley.com

877-708 VERA (8372)

Investor Relations:

Vera Bradley

Paul Blair

PBlair@verabradley.com

260-207-5183

Joseph Teklits/Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

203-682-8200

Vera Bradley Elects Richard Baum and Stephen J. Hackman as Directors

FORT WAYNE, Ind., October 18, 2011—Vera Bradley, Inc. (Nasdaq:VRA) announced today that its board of directors unanimously elected Richard Baum and Stephen J. Hackman as directors, effective October 12, 2011.

Mr. Baum is the managing partner of Consumer Growth Partners, a private equity firm with an exclusive investment focus on specialty retail and branded consumer products companies. Prior to the founding of Consumer Growth Partners, Mr. Baum spent more than a decade in various equity research roles with Credit Suisse, Goldman Sachs, and Sanford Bernstein. During this time, he was consistently ranked as one of Wall Street’s top specialty retail analysts. He also has extensive experience in retail operations, merchandising, and strategic planning. Mr. Baum holds a J.D. Degree from Harvard Law School and a B.A. in Economics from the University of Michigan.

Mr. Hackman has been a partner at Ice Miller LLP in Indianapolis since 1991 and joined the firm in 1984. His practice concentration is in federal and state securities law and a significant portion is devoted to advising public companies regarding matters of corporate governance. Mr. Hackman holds a J.D. Degree from the Indiana University School of Law and a business degree from Indiana University. He serves on the boards of Visionary Enterprises, Inc., Marian University, and the Business Law Advisory Board for the Indiana University School of Law – Bloomington.

“We are pleased to welcome Richard and Steve to our board,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “Their background and experience complement the Vera Bradley team and will serve us well as we continue to execute our growth strategies.”

About Vera Bradley Friends Barbara Bradley Baekgaard and Patricia R. Miller founded Vera Bradley in 1982. Today, Vera Bradley is sold through 3,300 specialty stores and 54 Vera Bradley stores nationwide. Vera Bradley accessories, handbags and travel, and paper & gift items have recently been spotted on Desperate Housewives, Brothers and Sisters, Entourage and Modern Family, and in more than 20 feature-length films. Vera Bradley’s fiscal 2011 sales were $366 million. Visit www.verabradley.com for a store near you or to learn more.